Exhibit 99.1

Conference Call:	Today, February 9th, 2011 at 5:00 p.m. ET
Dial-in number:	212/231-2901 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Darren Richardson, Allyson Vanderford	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Executive Officer, Interim CFO	Jaffoni & Collins Incorporated
Mad Catz Interactive, Inc.	212/835-8500 or mcz@jcir.com
619/683-9830
MAD CATZ FISCAL 2011 Q3 NET SALES RISE 91% TO $93 MILLION;
73% INCREASE IN NET INCOME AND DILUTED EPS OF $0.15
— Highest Quarterly Net Sales, Gross Profit, Net Income and EBITDA in Company History —
San Diego, California — February 9, 2011 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced record quarterly financial results for its fiscal 2011 third quarter ended December 31, 2010.
For the quarter ended December 31, 2010, Mad Catz generated net sales of $93.0 million, the highest quarterly sales in the Company’s history and a 90.6% increase from net sales of $48.8 million in the fiscal 2010 third quarter. Net sales in North America, the Company’s largest market, grew 129.6% to $56.4 million in the fiscal 2011 third quarter, while net sales to Europe increased 52.9% year-over-year to a record $35.1 million. Gross profit in the fiscal 2011 third quarter rose 65.6% to $26.4 million from the prior year period while gross profit margin declined by 4.3 percentage points to 28.4%, primarily due to a shift in the Company’s sales mix which included higher levels of licensed products.
Reflecting tax expense of $4.6 million in the fiscal 2011 third quarter versus $1.6 million in the prior year fiscal third quarter, the Company reported a 73.4% rise in net income to $9.7 million, or $0.15 per diluted share, compared with net income of $5.6 million, or $0.09 per diluted share a year ago.
EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), in the three months ended December 31, 2010, increased by 83.4% to a quarterly record $16.0 million, compared to EBITDA of $8.7 million in the prior year quarter. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles, stock-based compensation and goodwill impairment (if any), were $10.2 million and $0.16, respectively, in the fiscal third quarter versus $6.2 million and $0.10, respectively, in the prior year quarter. EBITDA, Adjusted net income and adjusted diluted earning per share are non-GAAP financial measures and are reconciled to the most comparable GAAP measure in the financial tables at the end of this release.
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Mad Catz Interactive, Inc., 2/9/11	page 2
In the fiscal 2011 nine-month period ended December 31, 2010, the Company generated record net sales of $150.3 million, a 62.0% increase from the $92.7 million in the first nine months of the prior fiscal year. Gross profit for the fiscal 2011 year-to-date period increased 46.1% to a record $42.8 million, from $29.3 million in the prior year while gross profit margin was 28.5% compared to 31.6% a year ago. Total operating expenses in the first nine months of fiscal 2011 were $25.7 million, up 17.7% from $21.9 million in the prior year-to-date period and, as a percentage of net sales, declined to 17.1% from 23.6% a year ago. The Company recorded an operating profit of $17.1 million and $7.4 million in the first nine months of fiscal 2011 and fiscal 2010, respectively, representing growth of 129.9%. Reflecting tax expense of $5.6 million in the fiscal 2011 year-to-date period and $2.0 million in the comparable year-ago period, the Company reported net income of $9.4 million, or $0.16 per diluted share, compared with a net income of $3.6 million, or $0.07 per diluted share a year ago.
In the fiscal 2011 year-to-date period, EBITDA rose to a record $19.3 million, a 88.1% increase compared to EBITDA of $10.3 million in the first nine months of fiscal 2010. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles and stock-based compensation, were $10.7 million and $0.18, respectively, in the fiscal 2011 year-to-date period versus $5.9 million and $0.11, respectively, in the comparable year ago period.
Third Quarter Fiscal 2011 Financial Highlights:
•	Net sales for the third quarter of fiscal 2011 increased 90.6% from the prior year quarter:
•	North American net sales rose 129.6% to $56.4 million or 60.7% of quarterly sales;

•	European net sales rose 52.9% to $35.1 million or 37.8% of quarterly sales; and

•	Net sales to other countries increased 14.4% to $1.4 million or 1.5% of quarterly sales.
•	Gross sales by product group were as follows:
•	Xbox 360® accounted for 31% of total gross sales in both periods;

•	PlayStation 3® accounted for 19% of total gross sales vs. 17% in the prior year;

•	Wii® products represented 19% of total gross sales vs. 14% in the prior year;

•	PC represented 12% of total gross sales vs. 23% a year ago;

•	Handhelds represented 2% of total gross sales vs. 3% a year ago; and

•	All other platforms represented 17% of total gross sales vs. 12% in the prior year.
•	Gross sales by category were as follows:
•	Specialty controllers represented 29% of total gross sales vs. 21% a year ago;

•	Audio products represented 24% of total gross sales vs. 10% in the prior year;

•	Games represented 16% of total gross sales vs. 2% a year ago;

•	Controllers represented 16% of total gross sales vs. 26% a year ago;

•	Accessories represented 9% of total gross sales vs. 30% a year ago;

•	PC devices represented 6% of total gross sales vs. 8% in the prior year; and

•	All other sales represented less than 1% of total gross sales vs. 3% a year ago.
•	Reported net position of bank loan less cash at December 31, 2010, of $15.9 million, compared to $17.4 million at December 31, 2009 and $1.6 million as of March 31, 2010.
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Mad Catz Interactive, Inc., 2/9/11	page 3
New Products Shipped in and Subsequent to Third Quarter of Fiscal 2011 include:
•	Cyborg R.A.T. 9 Wireless Pro Gaming Mouse;

•	Cyborg Gaming Lights with amBX Technology for the PC;

•	Rock Band 3 product range, including wireless Keyboards, Mustang ProGuitar, PRO-Drums and PRO-Cymbals Kit;

•	Mad Catz Wireless Racing Wheel for the Xbox 360 video game system; and,

•	Three Licensed Limited Edition Call of Duty®: Black Ops Tritton™ Powered Professional Gaming Audio Headsets for console & PC.
Recent Key Developments and License Agreements:
•	Announced agreement with THQ Inc. to produce branded videogame accessories based on the WWE® All Stars™ intellectual property;

•	Released the limited edition Sonic the Hedgehog Figure Inductive Charger featuring a six inch tall Sonic and charge base for use with the Wii;

•	Entered into agreement with Epic Games, Inc. to produce a range of accessories for Gears of War 3, scheduled to be released exclusively for Xbox 360® during the 2011 holiday season;

•	Secured license for Marvel® Vs. Capcom® 3: Fate of Two Worlds — Arcade FightStick: for the Xbox® 360 and PS3, expected to be available concurrent with the mid-February game launch; and,

•	Entered into an agreement with Microsoft® Corporation to produce a range of licensed, co-branded audio headsets under the Company’s Tritton brand and Microsoft’s Xbox 360® brand.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “We are very pleased with the record results for the fiscal 2011 third quarter and fiscal 2011 year-to-date periods. As we continue to execute on our initiatives to re-position Mad Catz as a provider of premium products that enhance the gaming experience, we remain focused on further leveraging our manufacturing and distribution capabilities and aligning ourselves with key titles. Our line of Rock Band 3 peripherals and Call of Duty: Black Ops products, both of which met with strong consumer demand, are great examples of this alignment with the industry’s biggest franchises. In addition, we enjoyed great success with Tritton Technologies, our gaming audio line acquired in early fiscal 2011. These, along with our highly acclaimed Cyborg pro gaming mice, provide us with the strongest product portfolio in Mad Catz’ history. In addition, our strategy to focus on premium products has resulted in three consecutive years of year-over-year growth in third quarter and nine month net sales, gross profit, earnings, EPS and EBITDA results.
“Reflecting the excellent fiscal third quarter retail sell-in of our range of products, we ended the quarter with $9.9 million of cash, $51.2 million of accounts receivable, $32.5 million of inventories and accounts payable of $55.3 million, including the outstanding balance under our bank loan. We expect significant improvements in our fiscal 2011 year-end balance sheet, including a positive cash position net of bank borrowings, and believe our strengthened balance sheet will allow us the financial flexibility to further grow sales, earnings and free cash flow while pursuing other means to enhance shareholder value.”

Mad Catz Interactive, Inc., 2/9/11	page 4
Mr. Richardson concluded, “Looking ahead, we continue to actively build and roll out a diversified pipeline of exciting products, such as the recently announced audio headset partnership with Microsoft, the Marvel vs. Capcom Arcade FightSticks for the Xbox 360 and PS3, and the range of accessories for Gears of War 3. Building on what was a great holiday quarter, we are confident in our positioning for the fourth quarter of fiscal 2011 and fiscal 2012 as a whole.”
The Company will host a conference call and simultaneous webcast on February 9, 2011, at 5:00 p.m. ET, which can be accessed by dialing 212/231-2901. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation #21509221) or, for International callers, at 402/977-9140.
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Mad Catz Interactive, Inc., 2/9/11	page 5
About Mad Catz Interactive, Inc.
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming), Eclipse (home and office) and Tritton (gaming audio) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand, and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com.
Mad Catz product updates and demonstrations can be found on Facebook, Twitter or YouTube.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
-TABLES FOLLOW-

Mad Catz Interactive, Inc., 2/9/11	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$92,957	$48,763	$150,276	$92,745
Cost of sales	66,556	32,822	107,429	63,424

Gross profit	26,401	15,941	42,847	29,321
Operating expenses:
Sales and marketing	4,935	3,696	10,982	8,747
General and administrative	4,047	3,465	10,565	9,533
Research and development	1,089	741	2,780	2,033
Acquisition related items	102	—	708	—
Amortization of intangible assets	244	395	708	1,567

Total operating expenses	10,417	8,297	25,743	21,880

Operating income	15,984	7,644	17,104	7,441

Interest expense, net	(1,046)	(645)	(2,284)	(1,637)

Foreign exchange gain (loss), net	(736)	109	(41)	(310)
Other income	46	42	223	138

Income before income taxes	14,248	7,150	15,002	5,632
Income tax expense	4,552	1,558	5,554	2,007

Net income	$9,696	$5,592	$9,448	$3,625

Basic net income per share	$0.18	$0.10	$0.17	$0.07

Diluted net income per share	$0.15	$0.09	$0.16	$0.07

Weighted average shares — basic	55,278,606	55,098,549	55,158,786	55,098,549

Weighted average shares — diluted	66,684,037	65,316,293	65,819,064	55,098,549

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Mad Catz Interactive, Inc., 2/9/11	page 7
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(unaudited in thousands of US$)

	December 31,	March 31,
	2010	2010
Assets
Current assets:
Cash	$9,921	$2,245
Accounts receivable, net	51,239	14,620
Other receivables	290	123
Inventories	32,511	16,975
Deferred tax assets	17	17
Income taxes receivable	21	21
Other current assets	1,559	1,410

	95,558	35,411

Deferred tax assets	739	766
Other assets	784	626
Property and equipment, net	3,684	3,452
Intangible assets, net	5,805	2,828
Goodwill	11,387	8,466

Total assets	$117,957	$51,549

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$25,813	$3,829
Accounts payable	29,488	11,871
Accrued liabilities	15,978	7,988
Notes payable	333	—
Contingent consideration, current	1,035	—
Income taxes payable	4,265	1,670

	76,912	25,358
Other long term liabilities	1,690	357
Contingent consideration	3,297	—
Notes payable	14,500	14,500

Total liabilities	96,399	40,215
Shareholders’ equity:
Common stock	49,681	48,865
Other comprehensive income	(95)	(55)
Accumulated deficit	(28,028)	(37,476)

Total shareholders’ equity	21,558	11,334

Total liabilities and shareholders’ equity	$117,957	$51,549

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Mad Catz Interactive, Inc., 2/9/11	page 8
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales:
United States	$52,908	$23,375	$87,311	$48,520
Europe	35,141	22,982	55,720	38,811
Canada	3,530	1,201	4,332	2,555
Other countries	1,378	1,205	2,913	2,859

	$92,957	$48,763	$150,276	$92,745

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Pre-tax Income	$14,248	$7,150	$15,002	$5,632
Amortization of intangible assets	244	541	708	2,008
Stock-based compensation cost	128	150	458	458

Adjusted pre-tax income*	14,620	7,841	16,168	8,098

Adjusted provision for income taxes (at effective rate)	4,462	1,610	5,463	2,201

Adjusted net income*	$10,158	$6,231	$10,705	$5,897

Adjusted diluted earnings per share*	$0.16	$0.10	$0.18	$0.11

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.
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Mad Catz Interactive, Inc., 2/9/11	page 9
EBITDA Reconciliation (non GAAP)
EBITDA represents net loss plus interest, taxes, depreciation and amortization.

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Income	$9,696	$5,592	$9,448	$3,625
Adjustments:
Interest expense	1,046	645	2,284	1,637
Income tax expense	4,552	1,558	5,554	2,007
Depreciation and amortization	690	920	2,036	3,003

EBITDA	$15,984	$8,715	$19,322	$10,272

EBITDA represents net loss plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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